--------                                      U.S. SECURITIES AND EXCHANGE COMMISSION                  -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER: 3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES:  DECEMBER 31, 2001
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
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1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person
                                                                                                 to Issuer (Check all applicable)
                                                F5 Networks, Inc. (ffiv)                           Director             10% Owner
 Helsel, Brett L.                                                                              ----                 ----
---------------------------------------------------------------------------------------------   x  Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  3. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below)
 C/O F5 Networks, Inc                           Person, if an entity                           VP Product Development/CTO
 200 First Avenue West Suite 500                (Voluntary)                February 2000       -------------------------------------
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   _x_Form filed by One Reporting Person
  Seattle, WA 98121                                                        (Month/Year)       ___Form filed by More Than One
                                                                                                 Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                        2-02-00      M             5,000      A       $1.50                           D
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 Common Stock                        2-02-00      S             5,000      D     $101.00
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 Common Stock                        2-11-00      M             5,000      A     $  1.50                           D
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 Common Stock                        2-11-00      S             2,500      D      $98.00                           D
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 Common Stock                        2-11-00      S             2,500      D      $97.00         54,600            D
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 Common Stock                                                                                       150            I(1)   Custodial
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (3-99)

                                                    (Print or Type Responses)

                              Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
------------------------------------------------------------------------------------------------------------------------
 Incentive Stock option (right         $1.50        2-02-00     M                         5,000      1-01-99    12-31-08
 to buy)
------------------------------------------------------------------------------------------------------------------------
 Incentive Stock option (right         $1.50        2-11-00     M                         5,000      1-01-99    12-31-08
 to buy)
------------------------------------------------------------------------------------------------------------------------
 Non-Qualified Stock Option          $114.00       12-31-99     A              12,500               12-31-09    12-31-09
 (right to buy)(2)
------------------------------------------------------------------------------------------------------------------------

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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------
 Common Stock         5,000                                          D
------------------------------------------------------------------------------------------
 Common Stock         5,000                        34,588            D
------------------------------------------------------------------------------------------
 Common Stock        12,500           $114.00      12,500            D
------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

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Explanation of Responses:

(1) Held in a custodial account for the benefit of the reporting person's minor child. The reporting person disclaims any beneficial ownership of these shares.

(2) Options Vest 25% after one year and in equal monthly increments thereafter over the following 3 year period.


                                                                                  /s/Brett Helsel                   March 10, 2000
                                                                               -----------------------------------  --------------
**Intentional misstatements or omissions of facts constitute                      **Signature of Reporting Person        Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (3-99)